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                                                                       EXHIBIT 5



                [LOGO OF NUWEST INDUSTRIES, INC. APPEARS HERE]


August 16, 1995

TO OUR STOCKHOLDERS:

  We are pleased to inform you that Nu-West Industries, Inc. has entered into a merger agreement with Agrium Inc., pursuant to which Agrium has agreed to acquire Nu-West. Agrium is one of North America's largest integrated and diversified fertilizer companies.

  Under the terms of the merger agreement, a wholly-owned subsidiary of Agrium has today commenced a tender offer for all of the outstanding shares of common stock of Nu-West at $10.50 per share in cash. The tender offer will be followed by a merger pursuant to which any remaining holders of Nu-West common stock will receive $10.50 per share in cash and Nu-West will become a wholly-owned subsidiary of Agrium.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE TENDER OFFER AND THE MERGER, CONSIDERED AS A WHOLE, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF NU-WEST, AND RECOMMENDS THAT ALL OF THE HOLDERS OF COMMON STOCK OF NU-WEST ACCEPT THE TENDER OFFER AND TENDER ALL OF THEIR SHARES AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW.

  In arriving at its decision, the Board of Directors considered a number of factors, including the opinion of PaineWebber Incorporated, Nu-West's financial advisor, that the consideration to be received in the tender offer and the merger by the holders of common stock is fair, from a financial point of view, to such shareholders (other than shareholders that are affiliates of Weiss, Peck & Greer, L.L.C.).

  Accompanying this letter is a copy of Nu-West's Solicitation/Recommendation Statement on Schedule 14D-9, which contains information regarding the factors considered by the Board of Directors and its deliberations, a copy of the opinion of PaineWebber Incorporated and certain other information regarding the tender offer and the merger, and a copy of an Information Statement pursuant to Rule 14f-1 under the Exchange Act of 1934, as amended. In addition, enclosed is the Offer to Purchase dated August 16, 1995, of the subsidiary of Agrium, together with related materials, including a Letter of Transmittal to be used for tendering your shares. WE URGE YOU TO READ THE ENCLOSED MATERIALS CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO TENDERING YOUR SHARES IN THE TENDER OFFER.

  I personally, along with the Board of Directors, management and employees of Nu-West, wish to thank you for your loyal support through the years. The Board of Directors recommends that you accept the tender offer and tender all of your shares.

                                          On behalf of the Board of Directors

                                          /s/ Craig D. Harlen

                                          Craig D. Harlen
                                          Chairman, President and Chief
                                           Executive Officer